ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”), effective as of [_________], 20[__] (the “Effective Date”), is by and between Rally Holdings LLC, a Delaware limited liability company (“Holdings”), and RSE Collection, LLC, a Delaware series limited liability company (“Collection”).

WHEREAS, Holdings purchased each of the assets listed on Exhibit A hereto (each, an “Underlying Asset” and collectively, the “Underlying Assets”) from the third-party seller (each, an “Original Seller”) and on the date indicated next to the name of each Underlying Asset on Exhibit A pursuant to certain terms of purchase agreed upon by Holdings and the respective Original Seller (individually and collectively, as applicable, the “Sale Terms”); and

WHEREAS, Holdings desires to assign all of its rights, title and interests in the Underlying Assets, and Collection desires to assume all of Holdings’ duties and obligations with respect to the Underlying Assets (including any indebtedness with respect thereto).

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Assignment and Assumption. Holdings hereby sells, assigns, grants, conveys and transfers to Collection all of Holdings’ right, title and interest in and to the Underlying Assets. Collection hereby accepts such assignment and assumes all of Holdings’ duties and obligations with respect to the Underlying Assets (including any indebtedness with respect thereto) and agrees to pay, perform and discharge, as and when due, all of the obligations of Holdings with respect to the Underlying Assets (including any indebtedness with respect thereto), whether accruing prior to, on or after the Effective Date.

2.Sale Terms. The Sale Terms, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Underlying Assets or Sale Terms, or both, are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Sale Terms shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the Sale Terms and the terms hereof, the Sale Terms shall govern.

3.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware regardless of any conflict of law principles.

4.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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5.Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6.Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

Rally Holdings LLC
By: RSE Markets, Inc., its sole member By_____________________ Name: George Leimer Title: Chief Executive Officer
RSE Collection, LLC

By: RSE Collection Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By_____________________

Name: George Leimer

Title: Chief Executive Officer

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT A

Underlying Asset	Original Seller	Date of Purchase
[________]	[________]	[________]
[________]	[________]	[________]
[________]	[________]	[________]

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